Exhibit 10.1

AMENDED AND RESTATED PROGRAM AGREEMENT

This Amended and Restated Program Agreement (this “Amended Agreement”) is dated as of November 14, 2014 and amends and restates the Program Agreement dated as of March 31, 2014 by and among Element Financial Corp., a Delaware corporation with a principal place of business at 655 Business Center Drive, Horsham, PA 19044 (“Financing Party”), and Celadon Group, Inc., a Delaware Corporation and Quality Equipment Leasing, LLC., a Delaware limited liability company, with a principal place of business at 9503 E. 33rd Street, Indianapolis, IN 46235 (hereinafter collectively, “Company”) . The Effective Date of this Amended Agreement and the terms and conditions herein shall be March 31, 2014.

BACKGROUND

WHEREAS, Company is engaged in a commercial business that requires truck drivers as independent contractors (collectively, "Independent Contractors") to utilize one or more trucks and or trailers ("Delivery Vehicles") meeting Company's requirements and specifications for delivery of certain products for customers;

WHEREAS, Financing Party is in the business of leasing equipment to and financing of equipment for commercial business entities, including Delivery Vehicles similar to the vehicles required by Independent Contractors (as defined herein below) that deliver products for the Company;

WHEREAS, Company desires to offer Independent Contractors the opportunity to finance acquisitions of and/or lease Delivery Vehicles and has requested that from time to time Financing Party consider entering into financing agreements and/or leases for the acquisition of and/or lease of Delivery Vehicles with Independent Contractors;

WHEREAS, Financing Party has agreed, from time to time and at its sole discretion and in accordance with the terms and conditions of this Agreement, to consider providing such leases and financing to Independent Contractors;

WHEREAS, Financing Party has strategically aligned itself to provide Company and Company's Independent Contractors with a combination of high level of service and a comprehensive financing solution; and

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Financing Party hereby agree as follows:

SECTION ONE – DEFINITIONS

1.1           “Application” shall have the meaning ascribed to such term in Section 3.1 hereof.

1.2           “Independent Contractor(s)” has the meaning given to such term in the Background section hereof.

1.3           “Transaction” means each financing agreement and/or lease for the acquisition or lease of a Delivery Vehicle between Financing Party, as lender or lessor, and an Independent Contractor, as lessee or borrower.

1.4            “Transaction  Documents” shall mean, with respect to any Transaction, a lease agreement and/or financing agreement for the financing of, acquisition, or lease of Delivery Vehicles, as the case may be, by and between Financing Party, as lessor or lender, and Independent Contractors, as lessees or borrowers, together with any financing statements, schedules, insurance certificates, and any and all agreements, titles, instruments and other documents entered into and executed in connection therewith.

1.5           “Lessee/Borrower” shall have the meaning ascribed to such term in Section 2 hereof.

1.6           “Payments” shall have the meaning ascribed to such term in Section 5.2 hereof.

1.7           “Recourse Pool” shall have the meaning ascribed to such term in Section 8.2 hereof.

SECTION TWO – CUSTOMER REFERRALS

2.1           Company agrees that, subject to the provisions of Section 6.2 hereof, it shall refer from time to time any and all of its current or future Independent Contractors who have an interest in procuring lease and/or financing of Delivery Vehicles to Financing Party for consideration of such Independent Contractors as prospective lessees and/or borrowers (such Independent Contractors are hereinafter referred to, collectively, as “Lessees/Borrowers” and each, individually, a “Lessee/Borrower”). Financing Party shall have a right of first refusal with respect to any Independent Contractor who desires to lease/finance a Delivery Vehicle for purposes of working with Company or for those companies with which Company has sponsorship agreements (“Sponsors”).

SECTION THREE – TRANSACTION APPLICATION ORIGINATION

3.1           Credit Review.

(a)           Financing Party requires complete driving record and background check to be conducted on each prospective Lessee/Borrower in accordance with all State and Federal Regulations for over the road delivery for each prospective Lessee/Borrower in order to complete its credit review. For each proposed Transaction application, Company shall provide Financing Party with or otherwise assist Financing Party in obtaining the following: (i) a full and complete description of the Delivery Vehicle subject to the proposed Transaction, including age and mileage of the Vehicle; (ii) the economic terms of the proposed Transaction; (iii) a complete and legible copy of the Transaction application (“Application”); and (iv) all pertinent details and other such credit and financial data as Financing Party may require in an exercise of its sole and absolute discretion, including, without limitation, any background check, driving history, safety records, or criminal record investigation which Company may have obtained.

(b)           Financing Party agrees to accept as Lessees/ Borrowers all Independent Contractors that meet Financing Party’s risk acceptance criteria (“RAC”) set forth on Exhibit “A” attached hereto, provided that such accepted Independent Contractors execute Financing Party’s form of lease or finance agreement, as the case may be, and all other Transaction Documents required by Financing Party in connection therewith (collectively the “Lease Documents” or “Transaction Documents”). Notwithstanding the foregoing, Financing Party reserves the right to decline any prospective Lessee/Borrower that meets its credit approval criteria in its sole discretion based on other credit and market information. The parties hereto may from time to time modify the requirements for credit approval of prospective Lessees/ Borrowers on such terms as may be mutually agreed upon in writing by the parties.

3.2	Rate.

Financing Party shall offer a lease or finance agreement for each approved Application reflecting its current lease and/or finance interest rate of 12%. Financing Party reserves the right to change the applicable interest rate as the market may dictate upon reasonable notice to the Company.

3.3           Transaction Documentation. Financing Party shall provide the Company with standard lease/finance documents to be used for all Transactions, including amendments and supplements memorializing or otherwise relating to each Transaction. If a Lessee/Borrower requires any deviation from the standard, all such adjustments must be approved in writing by Financing Party. Documents will be signed by the Financing Party in accordance with agreed upon Service Levels.

3.4           Payments/Billing. The Company shall make monthly payments to the Financing Party for each Transaction in accordance with the Amended and Restated Service Agreement by and between Company, as servicer, and Financing Party, as financing party and/or purchaser, executed of even date herewith (the “Amended Service Agreement”).

SECTION FOUR – ACCEPTANCE OF TRANSACTIONS

4.1           Conditions Precedent to Accept a Transaction.  The agreement of Financing Party to accept any Transaction hereunder shall be subject to the satisfaction of the following conditions precedent, which conditions may change from time to time in Financing Party’s sole discretion:

(a)           Financing Party’s receipt of all required credit information and all Transaction Documents, duly executed by the Lessee/Borrower as may be deemed necessary by Financing Party in its sole and absolute discretion;

(b)           Financing Party’s confirmation that the Lessee/Borrower has accepted the Delivery Vehicle subject to the requested Transaction;

(c)   Financing Party’s credit approval for the Lessee/Borrower; and

(d)           Financing Party’s receipt of a bill of sale based upon agreed upon Pricing for the Delivery Vehicle, which bill of sale shall sufficiently describe the Delivery Vehicle (including, without limitation, the make, model, and vehicle identification number and overall price for the Delivery Vehicle), and will also include details on any warranty costs or accessories and additional items of equipment (“ Add-Ons”) related to the Delivery Vehicle. The form of such bill of sale shall be determined by Financing Party in an exercise of its sole and absolute discretion.

4.2	Funding

The Company will advance the payments to purchase the requisite Delivery Vehicle(s) and title the Delivery Vehicle(s) in the name of Element Transportation Asset Trust.  The Financing Party will reimburse the Company or its Agent (as defined in the Portfolio Purchase Agreement) as directed by Company in writing for all the activity within the month on the last business day of the month, unless otherwise agreed to by both parties. As part of its responsibilities as Servicer, the Company shall assist in  the delivery of the Delivery Vehicle to the Independent Contractor concurrent with the Independent Contractor entering into the Transaction. The Financing Party shall provide a Limited Power of Attorney for the purposes of titling the Delivery Vehicles.

4.3	Pricing

The Pricing for each Delivery Vehicle will be based upon the make, model and year of the Delivery Vehicle. The Pricing will be established semi-annually by mutual consent of Company and Financing Party for effective dates of January 1 and July 1 of each year.

SECTION FIVE – REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1           Mutual Representations and Warranties. Financing Party and Company each represents and warrants to the other as follows:

(a)           The execution and delivery of this Amended Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Amended Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms; and

(b)           It has all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct its respective business, substantially as now conducted and to own or finance and operate its properties as now owned, financed or operated by it, except where the failure to obtain any of the foregoing does not materially and adversely impair the ability of each to operate its business or to perform its obligations under this Amended Agreement.

5.2           Representations and Warranties of Company. Company represents and warrants to Financing Party that as of the date each Transaction is submitted for approval to Financing Party as follows:

(a)           Company is a duly organized and validly existing corporation and/or limited liability company, as the case may be, and has full power to enter into this Amended Agreement and to carry out the transactions contemplated hereby and is in good standing in the state of its organization, as set forth in the Preamble of this Amended Agreement.

(b)           There are no other agreements between Company and the Lessee/Borrower or any guarantor, which will modify, amend or waive any terms or conditions of any Transaction. There are no express or implied warranties or representations made by Company or its employees, affiliates, subsidiaries, directors, officers, members, shareholders, and/or contractors (collectively, “Representatives”) to the Lessee/Borrower. Lessee/Borrower enters into the Transaction in reliance on the manufacturer’s standard warranty only, to the extent, where the Delivery Vehicle may be a used vehicle, the warranty is still in force and effect.

(c)           Company and its representatives have not committed any fraudulent act or participated in any fraudulent act or activity in connection with the execution, delivery of the Transaction documents or the performance of this Amended Agreement.

(d)           Ownership of the Delivery Vehicle shall be vested in Financing Party or its affiliate upon its purchase of the vehicle, free and clear of any and all liens and encumbrances whatsoever and such sale shall vest Financing Party or its affiliate with full, complete and unencumbered title to the Vehicle. Where the leased/financed Delivery Vehicle is not a new vehicle, the Company shall assist the Financing Party in transferring title to the Delivery Vehicle to Element Transportation Asset Trust and specify, for purposes of the Transaction documents, the age and mileage of the Delivery Vehicle in question.

(e)           To the best of Company’s knowledge, all credit information concerning the Lessee/Borrower given to Company and relative to Financing Party’s evaluation of such Application, has been disclosed to Financing Party (including information of any fact or circumstance which would constitute a default under a Transaction), and Company has not altered or withheld any credit information concerning the Lessee/Borrower given to Company and relative to Financing Party’s evaluation of such Application.

(f)           Independent Contractors referred to Financing Party by Company will be seeking to lease/finance Class VIII tractors from major manufacturers.

(g)           Company and its sponsors currently utilize approximately 4,000 individuals as drivers of Delivery Vehicles which are either employees of Company or its Sponsors or independent contractors. Approximately 17% of the drivers are Independent Contractors.Company has represented to Financing Party, as inducement to enter into this Amended Agreement, that the number of drivers and the percentage of Independent Contractors will likely increase going forward, and at a minimum remain at the same level.

(h)           To the best of Company’s knowledge, Company’s conduct in soliciting or arranging any Transaction has not violated in any material respect any federal or state law, rule, or regulation, which will result in the rescission of any Transaction.

(i)           Company will not take any action or omit to take any action, which will cause the Transaction or any related document to become invalid, cancelable, or unenforceable, excepting the remarketing of the associated Delivery Vehicle pursuant to the terms of the Amended Service Agreement, where warranted.

(j)           All information, in whatever form provided by Company to Financing Party concerning the Lessees/Borrowers, the Transactions and the Delivery Vehicles related thereto, including, without limitation: (i) the legal names and addresses of Lessees/Borrowers, (ii) the amount, due dates and monthly payment stream of payments due under Transaction Documents, as applicable (iii) variable payment rates and fixed price purchase options due under the Transaction Documents, as  applicable, (iv) descriptions of Transaction Documents, (v) stated residual values, (vi) cash flows, (vii) delinquencies, and (viii) the amount of any security deposits, advance payments or other Collateral held by Company as security for Transaction obligations, have been provided with the knowledge that Financing Party has been induced to  enter into this Amended Agreement  on the terms agreed upon in reliance on such information, and Company warrants that all such information is accurate and correct in all material respects and that Company has not withheld any material adverse information.

5.3           Representations and Warranties of Financing Party.  Financing Party represents and warrants to Company that as of the date each Transaction is accepted by Financing Party and thereafter as follows:

(a)           Financing Party is a duly organized and validly existing corporation and has full power to enter into this Amended Agreement and to carry out the transactions contemplated hereby, and is in good standing in the state of its organization, as set forth in the Preamble to this Amended Agreement.

(b)           Financing Party and its agents and employees have not committed and will not commit to any fraudulent act or have not participated and will not participate in any fraudulent act or activity in connection with the execution of the Transaction or this Amended Agreement.

(c)           The conduct of Financing Party in processing any Application, including the granting or denial of credit, whether in Financing Party’s name or the name of Company, has not violated and will not violate in any material respect any federal or state law, rule or regulation.

5.4	Affirmative Covenants of Company.

(a)           From the date hereof until the date on which all obligations of Lessees/Borrowers under all Transactions have been fully paid and otherwise discharged or the Amended Agreement terminated, Company shall deliver to Financing Party the following, which shall be prepared in accordance with generally accepted accounting principles and practices, consistently applied: Celadon Group, Inc. agrees to provide to Financing Party the same periodic financial statement disclosure that it provides to its shareholders to the extent not available on Seller’s website or at http://www.sec.gov.

(b)           Company will promptly fulfill and perform all obligations, covenants, liabilities, warranties and duties, if any, on its part to be fulfilled and performed in connection with a Transaction and any other agreements or instruments executed by Company with respect to the maintenance or servicing by Company of the Delivery Vehicle subject to a Transaction. Financing Party and/or any subsequent assignee of Financing Party shall have no obligation or liability with respect to the maintenance or servicing of the Delivery Vehicle subject to a Transaction and shall not be obligated to perform any of Company’s obligations thereunder; Company’s obligations under a Transaction may be performed by Financing Party or any subsequent assignee, however, without releasing Company therefrom.

(c)           Company shall maintain the Delivery Vehicles that are the subject of the Transactions through use of a maintenance fund paid into by each Lessee/Borrower and, where necessary, through use of its own funds, in accord with the Amended Service Agreement.

(d)           Company will obtain and provide to Financing Party proof of insurance from each new Lessee/Borrower with respect to the Delivery Vehicle subject to each Transaction, and make certain that Financing Party is the beneficiary of the insurance as owner pursuant to the terms of the Amended Service Agreement.

(e)           Where a Transaction goes into default due to the loss of an Independent Contractor/driver, Company shall repossess and recondition the Delivery Vehicle subject to the Transaction utilizing any maintenance funds obtained from the prior driver and its own funds, if necessary, and place a new Independent Contractor/driver in the Delivery Vehicle subject to a new Transaction in accordance with the Amended Service Agreement. Placement of an Independent Contractor in a Delivery Vehicle which has been repossessed due to default shall be a priority for Company in accord with the provisions of the Amended Service Agreement.

(f)           The Company has entered into Sponsorship Agreements with other delivery companies by which it provides Independent Contractors which lease/finance Delivery Vehicles and deliver goods on their behalf. Currently, Company has Sponsorship Agreements with Forward Air Corporation, Old Dominion Freight Line, Inc., Panther Expedited Services, Inc. Paschal Truck Lines, Inc. and RWI Transportation, LLC. Upon execution of this Amended Agreement, Company shall assign each of the Sponsorship Agreements to the attention of and for the benefit of Financing Party.

(g)           For the term of any Transaction, Company shall make all reasonable efforts to advise Financing Party of any matter of which Company has knowledge that may be materially detrimental to a Lessee/Borrower’s financial condition.

(h)           So long as this Amended Agreement is in effect, Company will notify Financing Party of any change in the persons authorized to represent Company in the transactions contemplated hereby and in the event of any such change will provide Financing Party with updated evidence of authority and specimen signatures for each individual.

SECTION SIX – TRANSACTION SERVICING

6.1           Servicing of Transactions. Company shall, pursuant to the Amended Service Agreement, provide general administrative services, including billing and collecting all Payments, fulfilling the obligations as lender, lessor and/or owner, as the case may be, under the Transactions, the enforcement of Financing Party’s rights under the Transactions and/or this Amended Agreement and the taking of such other actions that may be necessary to protect Financing Party’s rights and interest in and to the Transactions and/or the Delivery Vehicles in accord with the Amended Service Agreement.

6.2           Primary Source. Company designates Financing Party as the exclusive source with a first right of refusal to provide the lease financing services on Company’s Independent Contractors whether said Independent Contractors are to work for Company or one of its Sponsors.  Company shall direct all of its Independent Contractor lease financing applications to Financing Party for review and consideration.

SECTION SEVEN – REPURCHASE OF TRANSACTIONS

7.1           Breach of Transaction.

(a)           If Company has committed a material breach of any of its representations, warranties and/or covenants contained in this Amended Agreement and, as a result of such breach, a Transaction becomes in default, provided that the breach is curable, then Company shall have ten (10) days (the “Cure Period”) after receipt of Notice to Cure from Financing Party (a “Notice for Cure”) to cure such breach. If Company fails to cure such breach in accordance with the terms of this Section 7.1, or if the breach is not curable, then Company shall repurchase from Financing Party such Transaction, within five (5) business days of the receipt of a request to repurchase such Transaction from Financing Party for an amount determined as follows:

(i)           An amount equal to the sum of the aggregate amount of all amounts presently due; all future unpaid Payments to be made under the Transaction until the expiration of the initial term of the Transaction, plus the purchase option or booked residual for the Delivery Vehicle at the end of the initial term of the Transaction with all accelerated Payments and the purchase option or booked residual for the Delivery Vehicle discounted at the interest rate for such Transaction.

(ii)           The amounts set forth in subparagraph (a) above shall be referred to as “Unrecovered Investment.” Upon receipt of the Unrecovered Investment, Financing Party or, if applicable, its assignee, shall assign to Company all of its rights, title and interest of Financing Party in and to such Transaction, any related documents, the Delivery Vehicle and the Payments, free of all liens, encumbrances or interest arising through Financing Party.

(b)           The parties acknowledge and that Company’s repurchase obligations pursuant to this Section 7.1 are not subject to the recourse obligations (and the limitations thereon) of Company pursuant to Section 8.2 and 8.3 below.

SECTION EIGHT – INDEMNIFICATION, RECOURSE POOL, REMARKETING

8.1	Indemnification

(a)           Company agrees to indemnify and hold harmless Financing Party and its affiliates, subsidiaries, employees, directors, offices, members, shareholders, and agents, and any participant from any and all losses, claims, liabilities, demands and expenses (“Losses”) whatsoever (including without limitation reasonable attorneys’ fees) arising in connection with or in any way related to the breach of any of Company’s warranties and representations and/or delivery by Company of any inaccurate or misleading credit information concerning any Lessee/Borrower and/or in connection with any Application to Financing Party, regardless of whether such inaccurate or misleading information was deliberately submitted to Company or was a result of an inadvertent error in the submission and/or processing of any Application.

(b)           Financing Party agrees to indemnify and hold harmless Company, including any attorneys’ fees incurred, and their respective current and future successors, assigns (where permitted), affiliates, subsidiaries, employees, directors, officers, members, shareholders, and agents, and any participants from any Losses sustained by Company in connection with or in any way related to any breach by Financing Party of its representations or warranties.

(c)           All obligations under this Section 8.1 shall survive any expiration or termination of this Amended Agreement and the termination of any Transaction, but in no event longer than the applicable Statute of Limitations.

8.2	Recourse Pool.

(a)           To provide recourse to Financing Party for losses that Financing Party may incur in connection with the Transactions, Company shall allocate for each Transaction approved and funded pursuant to this Amended Agreement 10% of the overall cost of the associated Delivery Vehicle into a recourse pool (“Recourse Pool”) pursuant to the terms of the Amended and Restated Reserve Account Agreement executed between the parties on even date herewith (the “Amended Reserve Account Agreement”). Company shall maintain the recourse pool pursuant to the terms of the Amended Reserve Account Agreement until such time as it shall be terminated or end by its own terms.

(b)           Company shall keep an accounting with respect to the Recourse Pool. The Company shall furnish to the Financing Party written monthly reports setting forth information concerning amounts accrued to and paid out of the Recourse Pool and the balance of the Recourse Pool, together with such additional information as may be requested by Company in its reasonable discretion.

(c)           The obligations of the parties with respect to the Recourse Pool and the recovery and remarketing of Delivery Vehicles pursuant to this Amended Agreement, the Amended Reserve Account Agreement, and/or the Amended Service Agreement, shall survive the termination of this Amended Agreement until such time as any Transactions entered into and financed by Financing Party pursuant to this Amended Agreement have fully matured and been paid in full and satisfied.

8.3.           Recovery and Remarketing.

(a)           Upon the occurrence of a default or an Event of Default pursuant to the terms of the Transaction Documents (“Event of Default”) applicable to a Transaction (each such Transaction is hereafter referred to as a “Defaulted Transaction”), Company will, in good faith, pursue the recovery of the Delivery Vehicle subject to a Defaulted Transaction pursuant to the terms of the Amended Service Agreement.

(b)           In the event the Delivery Vehicle subject to a Defaulted Transaction is successfully remarketed following a voluntary surrender to or successful repossession by Company, the proceeds of the sale of the Delivery Vehicle shall be distributed in accord with the terms of the Amended Service Agreement.

SECTION NINE – GENERAL PROVISIONS

9.1           Independent Parties. Financing Party and Company are separate entities, which have entered into this Amended Agreement for independent business reasons. Neither Financing Party nor Company have acted, act, or shall be deemed to have acted or act, as an agent for the other, except with respect to those acts of Financing Party specifically permitted to be taken and actually taken pursuant to and in accordance with the terms hereunder.

9.2           Term and Termination. The initial term of this Amended Agreement is three (3) years from the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, this Amended Agreement  shall automatically renew for successive one (1) year terms, unless terminated in accordance with the terms hereof. Notwithstanding the generality of the foregoing, Financing Party may, at its election, immediately terminate the Amended Agreement in the event Company fails to comply with any of the representations, warranties and/or covenants set forth herein.  Upon expiration of the Initial Term, Financing Party and/or Company may terminate this Amended Agreement at any time by giving the other at least ninety (90) days written notice of such termination, whereupon the obligations of the parties with respect to Transactions not accepted prior to the expiration of such period shall terminate to the extent the same have not been performed or are not required to have been performed prior to such termination.

9.3           Accounting. Financing Party and Company shall cooperate with each other by furnishing, subject to each party’s then-current internal policies, such records and supporting material relating to Payments under this Amended Agreement or Payments under the Transactions as may be reasonably requested in the event either party is audited by any taxing authority and as is required by the Amended Service Agreement.

9.4           Assignability.  Company may not assign, sell, or otherwise transfer any of its rights or obligations without Financing Party’s prior written consent. Financing Party may not assign this Amended Agreement prospectively without notice to Company and prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, Company acknowledges and agrees that the Financing Party may however: (a) assign any and all of its rights and obligations, including, without limitations, any Transactions entered into pursuant hereto, under this Amended Agreement to a third party (hereinafter the “Assignee”), and (b) release any and all information received by Financing Party pursuant to this Amended Agreement, including without limitation, any confidential documents or information that may have been received by Financing Party from Company, to such Assignee.

9.5           Notices. Notices under this Amended Agreement shall be deemed to have been given if mailed, postage prepared by U.S. First Class mail or by facsimile to the other party at the address stated below or such other address as such party may have provided by written notice.

If to Financing Party: Element Financial Corp. 655 Business Center Drive Horsham, PA 19044 ATTN: Rene Paradis, CAO & CFO Fax: (267) 960-2061	If to Company: Celadon Group, Inc. 9503 E. 33rd Street Indianapolis, IN 46235 ATTN: Eric Meek, CFO Fax: (317) 829-6375

9.6	Miscellaneous.

(a)           Paragraph headings appearing in this Amended Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The parties agree that this Amended Agreement has been executed and delivered in, and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b)           If, at any time, any provisions of this Amended Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Amended Agreement.

(c)           This Amended Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and incorporates all representations made in connection with negotiation of the same. The terms hereof may not be amended, supplemented, or modified orally, but only by written agreement duly executed by each of the parties hereto.

(d)           This Amended Agreement and any amendments hereto shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(e)           This Amended Agreement  may be executed by one or more parties on any number of separate counterparts each of which counterparts shall be an original, but all of which when together shall be deemed to constitute one and the same instrument.

9.7           Jurisdiction and Venue. The parties hereto agree to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if the jurisdictional minimum amount, if any, is not met, the state courts of the Commonwealth of Pennsylvania in any and all disputes, actions, or proceedings arising hereunder. The proper venue for all such disputes, actions, or proceedings shall be Montgomery County.

9.8           Waiver of Jury Trial. The parties hereto (by acceptance of this Amended Agreement ) mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect to any claim based hereon, arising out of, under or in connection with this Amended Agreement or any other agreements or documents executed or contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including, without limitation, any course of conduct, course of dealings, statements or actions of FINANCING PARTY, or any of its successors and assigns, relating to the administration or enforcement of the Transactions (collectively, “Actions” and singularly, an “Action”). Further, the parties hereto agree that in the event either party commences an Action, the losing party shall pay the costs and expenses, including, but not limited to, attorneys’ fees, incurred the prevailing party in prosecuting or defending, as the case may be, such Action.

IN WITNESS HEREOF, intending to be legally bound, the parties hereto have caused their duly authorized representatives to execute this Amended Agreement on the date first set forth above.

CELADON GROUP, INC.		ELEMENT FINANCIAL CORP.

BY:	/s/ Eric Meek	BY:	/s/ Donald P. Campbell
PRINT NAME:	Eric Meek	PRINT NAME:	Donald P. Campbell
TITLE:	COO	TITLE:	CEO

QUALITY EQUIPMENT LEASING, LLC.

BY:	/s/ Eric Meek
PRINT NAME:	Eric Meek
TITLE:	COO

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